Exhibit 99.1

i

Guerrilla RF, Inc.

Condensed Balance Sheets

	September 30, 2021 (unaudited)	December 31, 2020
Assets
Cash	$403,574	$427,269
Accounts receivable, net	1,277,599	1,653,805
Inventories	1,283,323	993,633
Prepaid expense	332,983	100,447
Total Current Assets	3,297,479	3,175,154

Property, Plant, and Equipment, Net
	984,019	789,587

Total Assets	$4,281,498	$3,964,741

Liabilities and Stockholders’ Deficit
Short-term debt	$749,057	$1,297,611
Capital lease, current portion	103,708	59,990
Accounts payable and accrued expenses	937,236	781,433
Total Current Liabilities	1,790,001	2,139,034

Capital lease	253,234	258,439
PPP loan	-	90,046
Notes payable	6,232,296	4,602,516
Total Liabilities	8,275,531	7,090,035

Preferred stock, $.001 par value; 5,042,000 shares authorized; 4,852,414 shares issued and outstanding as of September 30, 2021 and December 31, 2020	4,852	4,852
Common stock, $.001 par value; 8,484,000 shares authorized; 2,303,449 and 2,265,633 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	2,509	2,261
Additional paid-in-capital	9,128,820	9,076,840
Accumulated deficit	(13,130,214)	(12,209,247)
Total Stockholders’ Deficit	(3,994,033)	(3,125,294)

Total Liabilities and Stockholders’ Deficit	$4,281,498	$3,964,741

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product revenue	$2,025,338	$1,254,609	$7,274,723	$3,786,814
Royalties	141,232	556,904	470,289	1,900,670
Total	2,166,570	1,811,513	7,745,012	5,687,484

Direct product cost	945,925	723,117	3,138,735	1,914,052

Gross profit	1,220,645	1,088,396	4,606,277	3,773,432

Operating Expenses:
Research and development	1,057,929	934,117	3,181,567	2,648,505
Sales and marketing	657,311	523,741	1,883,436	1,578,493
Administration	678,603	255,935	1,361,558	777,560
Total Operating Expenses	2,393,843	1,713,793	6,426,561	5,004,558

Operating Loss	(1,173,198)	(625,397)	(1,820,284)	(1,231,126)

Interest expense	(160,130)	(129,613)	(469,783)	(332,871)
PPP loan forgiveness	833,300	-	1,369,100	-

Net loss	$(500,028)	$(755,010)	$(920,967)	$(1,563,997)

Net loss per share, basic and diluted	$(0.22)	$(0.33)	$(0.40)	$(0.69)
Weighted average shares of common stock outstanding basic and diluted	2,303,138	2,265,633	2,290,142	2,264,288

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.

Condensed Statements of Changes in Stockholders’ Deficit

(Unaudited)

			Additional		Total
	Preferred Stock	Common Stock	Paid-In- Capital	Accumulated Deficit	Stockholders’ Deficit
July 1, 2021	$4,852	$2,508	$9,124,890	$(12,630,186)	$(3,497,936)
Net loss	-	-	-	(500,028)	(500,028)
Issuance of common stock	-	1	1,403	-	1,404
Share-based compensation	-	-	2,527	-	2,527
September 30, 2021	$4,852	$2,509	$9,128,820	$(13,130,214)	$(3,994,033)

			Additional		Total
	Preferred Stock	Common Stock	Paid-In- Capital	Accumulated Deficit	Stockholders’ Deficit
July 1, 2020	$4,852	$2,261	$9,069,552	$(11,006,515)	$(1,929,850)
Net loss	-	-	-	(755,010)	(755,010)
Warrant conversion	-	-	(1,226)	-	(1,226)
Share-based compensation	-	-	4,872	-	4,872
September 30, 2020	$4,852	$2,261	$9,073,198	$(11,761,525)	$(2,681,214)

			Additional		Total
	Preferred Stock	Common Stock	Paid-In- Capital	Accumulated Deficit	Stockholders’ Deficit
January 1, 2021	$4,852	$2,261	$9,076,840	$(12,209,247)	$(3,125,294)
Net loss	-	-	-	(920,967)	(920,967)
Issuance of common stock	-	248	36,748	-	36,996
Share-based compensation	-	-	15,232	-	15,232
September 30, 2021	$4,852	$2,509	$9,128,820	$(13,130,214)	$(3,994,033)

			Additional		Total
	Preferred Stock	Common Stock	Paid-In- Capital	Accumulated Deficit	Stockholders’ Deficit
January 1, 2020	$4,658	$2,250	$8,551,959	$(10,197,528)	$(1,638,661)
Net loss	-	-	-	(1,563,997)	(1,563,997)
Stock options exercised	-	11	10,501	-	10,512
Exercise of warrants	194	-	499,805	-	499,999
Warrant conversion	-	-	(3,683)	-	(3,683)
Share-based compensation	-	-	14,616	-	14,616
September 30, 2020	$4,852	$2,261	$9,073,198	$(11,761,525)	$(2,681,214)

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.

Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(920,967)	$(1,563,997)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	262,869	190,660
Share-based compensation	15,232	14,616
Warrant amortization	18,624	18,624
PPP loan forgiveness	(1,369,100)	-
Changes in assets and liabilities:
Accounts receivable	376,206	124,914
Inventories	(289,690)	(81,955)
Prepaid expenses	(232,536)	25,586
Accounts payable and accrued expenses	155,803	401,174
Net cash used in operating activities	(1,983,559)	(870,378)

Cash flows from investing activities
Purchases of property, plant, and equipment	(342,782)	(307,188)
Net cash used in investing activities	(342,782)	(307,188)

Cash flows from financing activities
Proceeds from exercise of stock options	36,996	10,512
Proceeds from notes payable and factoring agreement	2,358,355	399,900
Proceeds from PPP loan	833,300	535,800
Principal payments of recourse factoring agreement	(850,000)	-
Principal payments on capital leases	(76,005)	-
Net cash provided by financing activities	2,302,646	946,212

Net decrease in cash	(23,695)	(231,354)

Cash, beginning of period	427,269	903,788
Cash, end of period	$403,574	$672,434

Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquired through capital leases	$101,520	$-
Debt to equity conversion	$-	$500,000
Property and equipment additions included in accounts payable	$73,000	$-

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

1.	Organization and Nature of Business

Guerrilla RF, Inc. (the “Company” or “Guerrilla RF”) designs and manufactures high-performance Monolithic Microwave Integrated Circuits (MMICs) for the wireless infrastructure market.

The Company primarily focuses on researching and developing its existing products and building an infrastructure to handle a global distribution network; therefore, it has incurred significant start-up losses. In 2016, the Company began producing and distributing its existing product line and is still incurring significant research and development costs.

Liquidity and Going Concern

In accordance with Financial Accounting Standards (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited interim condensed consolidated financial statements are issued.

The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has historically financed its activities principally from common and preferred equity securities and debt issuance.

The Company has incurred recurring losses and negative cashflows in nearly every period since its inception, including net losses of $500 thousand and $755 thousand for the three months ended September 30, 2021, and 2020, respectively, and $921 thousand and $1.564 million for the nine months ended September 30, 2021, and 2020, respectively. In addition, as of September 30, 2021, the Company had an accumulated deficit of $13.1 million.

The Company has relied on debt and equity financing to fund operations to date. Management expects losses and negative cash flows to continue, primarily due to continued research, development, and marketing efforts. As a result, the Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. This requirement for additional funding raises substantial doubt about our ability to continue as a going concern. Over the longer term, if the Company does not generate sufficient revenue from new and existing products, additional debt or equity financing may be required along with a reduction in expenditures.

The Company has been in ongoing discussions with institutional investors and other parties for such possible offerings. However, adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms or if the Company fails to consummate further private placement or a public offering, the Company will be forced to delay, reduce, or eliminate some or all of its research and development programs and product portfolio expansion, which could adversely affect its operating results or business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

In December 2019, a novel strain of coronavirus disease (“COVID-19”) was reported, and in March 2020, the World Health Organization characterized COVID -19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. The Company first experienced the impact of COVID-19 in the first quarter of 2020. The extent and duration of the adverse impact of COVID-19 on the Company over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of COVID-19, the extent and effectiveness of containment actions taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on travel behavior in general and on the Company’s business. As a result, the Company took a number of actions in 2020 and 2021 in response to adverse impacts on its operating results and financial condition.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment. These estimates and assumptions may change in future periods and will be recognized in the financial statements as new events occur, and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future financial statements could be affected.

2.	Basis of presentation and summary of significant accounting policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements are presented in U.S. dollars and prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standard Updates (“ASUs”) of the FASB.

In the opinion of management, the accompanying unaudited interim condensed financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates, and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of September 30, 2021, and its results of operations for the three and nine months ended September 30, 2021, and 2020, cash flows for the nine months ended September 30, 2021, and 2020, and stockholders’ deficit for the three and nine months ended September 30, 2021, and 2020. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021. The unaudited interim condensed financial statements presented herein do not contain the required disclosures under GAAP for annual financial statements. The condensed balance sheet as of December 31, 2020, has been derived from the audited balance sheet as of that date. The accompanying unaudited interim condensed financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2020, included in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 27, 2021.

Use of Estimates

The preparation of the unaudited interim condensed financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited interim condensed financial statements and reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates and judgments involve the identification of performance obligations in revenue recognition and the valuation of stock-based compensation, including the underlying fair value of the preferred and common stock. Actual results could differ from those estimates.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and assess performance. The Company views its operations and manages its business in one segment.

Concentrations of Credit Risk and Major Customers

Financial instruments at September 30, 2021, and 2020 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.

The Company’s cash is deposited with major financial institutions in the U.S. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). To date, the Company has not experienced any losses on its cash deposits.

The Company’s accounts receivable are derived from revenue earned from customers located in the U.S. and outside of the U.S. Major customers are defined as those generating revenue in excess of 10% of the Company’s annual revenue. The Company had one major customer during the three and nine months ended September 30, 2021. Revenues from the major customer accounted for 83% of revenue for the three months ended September 30, 2021 and 80% for the nine months ended September 30, 2021. Accounts receivable from this customer totaled $1.1 million at September 30, 2021. The Company had one major customer during the three and nine months ended September 30, 2020. Revenues from this major customer accounted for 91% of revenue for the three months ended September 30, 2020, and 79% for the nine months ended September 30, 2020. Accounts receivable from this customer totaled $437 thousand at September 30, 2020.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, less costs to sell. The Company did not record any expense related to asset impairment in 2021 or 2020.

Revenue Recognition

The Company recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. The Company provides an assurance-type warranty to its customers as part of its contracts’ standard terms and conditions. These warranties do not provide an additional distinct service to the customer and are not deemed a separate performance obligation. Royalty revenue is recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied. The costs incurred by the Company for shipping and handling are classified as cost of revenue in the statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as expense.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock options awarded to employees and nonemployees based on the estimated fair value of the award on the grant date. The fair value of each option award is estimated using a Black-Scholes option-pricing model. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the award’s vesting period. The Company accounts for forfeitures of stock options as they occur.

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock prior to the Merger (Note 12), the expected life of the options, stock price volatility, the risk-free interest rate, and expected dividends. As a result, the assumptions used in the valuation models represent management’s best estimates and involve a number of variables, uncertainties and assumptions, and the application of management’s judgment, as they are inherently subjective.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related engineering and technical staff wages and benefits, prototype costs, and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses realized by the Company were immaterial for the three months ended September 30, 2021, and 2020, respectively, and $15,108 and $35,353 for the nine months ended September 30, 2021, and 2020, respectively.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted net loss per common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants, which would result in the issuance of incremental common stock. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations due to the fact that a net loss existed for the nine months ended September 30, 2021, and 2020.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	September 30, 2021 (unaudited)	September 30, 2020 (unaudited)
Convertible preferred stock	4,852,414	4,852,414
Convertible preferred stock warrants	116,732	116,732
Common stock	656,800	-
Stock options	1,065,067	1,013,717
	6,691,013	5,982,863

Recent Accounting Pronouncements

In February 2016, the FASB issued ASC Topic 842, Leases (“Topic 842”). This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. In June 2020, the FASB issued ASU 2020-05, which amended the effective date of Topic 842 until January 1, 2022. Upon adoption, the standard requires the use of a modified retrospective transition approach for its adoption. The Company is currently evaluating the effect Topic 842 will have on its financial statements and related disclosures. Management expects the assets leased under operating leases, similar to the leases disclosed in Note 10 to the unaudited interim condensed financial statements, will be capitalized together with the related lease obligations on the condensed balance sheet upon the adoption of Topic 842.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This standard is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company does not intend on early adopting but is currently evaluating the impact of this standard but does not expect it to have a material impact on its financial statements upon adoption.

In August 2020, the FASB issued ASU Update No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The goal of the ASU is to simplify the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption on the financial statements.

3.	Fair Value Measurements

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, and accounts payable approximate fair value due to their short-term nature. The carrying value of the Company’s notes payable, non-recourse factoring arrangement debt, capital leases, and government-subsidized debt (the “combined debt”) were determined to approximate fair value due to the variable interest rates that approximate prevailing interest rates as of each reporting period. The fair value and carrying value of the Company’s combined debt, including capital lease obligations, were $6.6 million and $5.5 million at September 30, 2021, and December 31, 2020, respectively.

4.	Inventories

Inventories are summarized as follows:

	September 30, 2021	December 31, 2020
	(unaudited)
Raw materials	$643,025	$233,256
Work-in-process	214,777	116,513
Finished goods	425,521	643,864
	$1,283,323	$993,633

5.	Property and Equipment, net

Property and equipment, net, consists of the following:

	September 30, 2021	December 31, 2020
	(unaudited)
Production assets	$1,581,208	$1,287,128
Computer equipment and software	579,237	460,233
Lab equipment	103,427	74,815
Office furniture and fixtures	66,958	51,355
Leasehold improvements	123,109	123,109
	2,453,939	1,996,640
Less accumulated depreciation	(1,469,920)	(1,207,053)
	$984,019	$789,587

6.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	September 30, 2021	December 31, 2020
	(unaudited)
Accounts payable	$581,118	$591,525
Accrued compensation	237,648	79,710
Accrued commissions	62,459	78,591
Accrued interest on notes payable	23,618	11,521
Other accrued expenses	32,393	20,086
	$937,236	$781,433

7.	Debt

Short-Term Debt

Factoring Arrangement

The Company has an accounts receivable factoring arrangement with a financial institution (the “Factor”). Under the terms of the agreement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a recourse basis for credit approved accounts. The Factor remits 85% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be forwarded to the Company once the Factor collects the entire accounts receivable balance from the customer. The factoring fee is 0.98 % of the invoice’s face value factored for the first 30 days required to collect the invoice and prorated on a per diem basis at 0.0327% each day thereafter. The minimum invoice fee for any factored invoices is $1.50. The Company includes the cost of factoring in interest expense.

As stated above, the Company factors the accounts receivable on a recourse basis. Therefore, if the Factor cannot collect the factored accounts receivable, the Company must refund the Advance Amount remitted to us for the uncollected accounts receivable. Accordingly, the Company records the liability of having to refund the Advance Amount as short-term debt.

Due from Factor consisted of the following:

	Original Invoice Value	Factored Amount	Factored Balance Due
September 30, 2021
Factored accounts receivable	$876,184	$744,756	$131,428

December 31, 2020
Factored accounts receivable	$1,000,000	$850,000	$150,000

The cost of factoring was as follows:

	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Factoring Fees	$75,611	$-

Long-Term Debt

Paycheck Protection Program

On April 30, 2020, the Company received loan proceeds of $535,800 under the Paycheck Protection Program (“PPP”). Established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) administered by the Small Business Administration (“SBA”), the PPP provides for loans to qualifying businesses in amounts up to 2.5 times the business’s average monthly payroll expenses. PPP loans and accrued interest are forgivable after a “covered period” (24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries during the covered period. Any unforgiven portion of a PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for ten months after the end of the covered period. The loan terms provide for customary events of default, including payment defaults, breach of representation of warranties, and insolvency events.

As of December 31, 2020, the Company had $535,800 of principal outstanding on the PPP loan together with accrued interest of $3,611 as accounts payable and accrued expenses on the balance sheet. On February 17, 2021, the Company received approval from the SBA that the $535,800 PPP loan was forgiven, including all accrued interest.

On February 19, 2021, the Company received loan proceeds of $833,300 (the “2021 PPP Loan”) under the same CARES Act. The Company used the 2021 PPP Loan to retain current employees, maintain payroll, and make lease and utility payments. The 2021 PPP Loan was evidenced by a promissory note, dated as of February 19, 2021, issued in favor of Security Bank and Trust Company, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The 2021 PPP Loan was scheduled to mature two years from the date of funding and accrued interest at a rate of 1.00% per annum.

In connection with applying for the 2021 PPP Loan, the Company was required to certify, among other things, that the economic uncertainty made the 2021 PPP Loan request necessary to support its ongoing operations. The Company made this certification in good faith after analyzing, among other things, the maintenance of our workforce and its need for additional funding to continue operations to offset the effects of the COVID-19 pandemic. The Company applied for the 2021 PPP Loan to be forgiven on August 13, 2021. On August 18, 2021, the Company received notification from the SBA that the 2021 PPP Loan proceeds of $833,300, including accrued interest, under the PPP had been forgiven. Accordingly, the financial statement effect of this PPP loan forgiveness has been reflected in the financial statements for the quarter ended September 30, 2021.

EIDL

In response to COVID-19, the SBA created the COVID-19 Economic Injury Disaster Loan (“EIDL”) program in March 2020. The program’s purpose was to help small businesses meet financial obligations that could have been met had the Covid-19 pandemic not occurred. Unlike the PPP loan program, a loan under EIDL is not forgivable in the future but provides favorable interest and payment terms to approved applications. The maximum EIDL available is equivalent to six months of a business’s working capital, up to $150,000. Businesses can use EIDL proceeds for working capital and normal operating expenses. On June 24, 2020, the Company received loan proceeds of $150,000 under the EIDL Program. As part of the EIDL program, the Company agreed to SBA collateral conditions and agreed to pay an annual interest rate of 3.75% per annum with the principal balance and interest payable 30 years from the loan date, June 24, 2050.

Notes Payable

The Company has entered into several debt arrangements from capital raise events and bridge loans from existing investors. These debt arrangements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, principal was to be paid in its entirety at the respective maturity date. In addition, all such debt agreements could be prepaid by the Company without any penalty.

On March 27, 2017, the Company entered into a round of debt financing with three investors as part of a capital raise for a total of $1,000,000 in promissory notes with a maturity date of December 31, 2022. Under terms of the notes, the Company could make four draws against each note, with the minimum draw being 25% of the specific note amount. The Company made the following draws under these promissory notes:

(i)	October 3, 2017 for $500,000; and,
(ii)	January 8, 2018 for $500,000

On March 12, 2018, the Company delivered a promissory note to an existing investor for $1,000,000, with interest at 8% annum paid quarterly in arrears. Under the promissory note provisions, the Company could receive funds in one or more draws, each in a minimum increment of $250,000. The maturity of the promissory note was December 31, 2023. The Company made the following draws under this promissory note:

(i)	March 14, 2018 for $500,000; and,
(ii)	January 2, 2019 for $500,000

On June 1, 2018, the Company entered into a promissory note with an investor for $1,000,000 with a maturity date of May 31, 2020. In connection with this promissory note and the terms of the related loan agreement, the Company issued two warrants for the purchase of pre-Merger Preferred Stock of the Company. On April 15, 2020, the note and warrants were transferred to a related party of the lender. Following that transfer, the new warrant holder exercised these warrants and purchased shares of pre-Merger Preferred stock for a total cash consideration of $500,001 to satisfy $500,000 of the $1,000,000 note payable. In addition, this new holder of the note payable agreed to refinance the remaining $500,000 of the $1,000,000 note payable, which had a maturity date of May 31, 2022.

On March 31, 2019, the Company entered into a round of debt financing with investors and employees for $1.75 million at an annual interest rate of 12% and maturing in March 2022. All unpaid principal and accrued interest of these notes could be prepaid without penalty or premium at the Company’s discretion. Any prepayment was to be credited first against accrued interest, then principal. These notes were only issued to accredited investors within the meaning of the Securities Act of 1933.

On July 28, 2020, the Company entered into a promissory note for $250,000 with a member of its pre-Merger Board of Directors with an interest rate of 12% per annum. The maturity date of this promissory note was September 30, 2023. The loan evidenced by this promissory note was not a part of any of the issuance of pre-Merger Preferred Stock.

During the quarter ended September 30, 2021, the Company entered into several debt agreements with new and existing investors and employees totaling $1,063,600, maturing in 2022, with an interest rate of 6% per annum. Also, during the quarter ended September 30, 2021, the Company entered into debt agreements with members of the Board of Directors and family members of the Board of Directors totaling $549,999, maturing in 2022, with an interest rate of 6% per annum. These debt agreements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt agreements, principal is paid in its entirety at the respective maturity date or upon conversion, as below described. In addition, all such debt agreements were prepayable by the Company without any penalty.

As mentioned in Note 12, on October 22, 2021, the Company entered into a reverse triangular merger with Laffin Acquisition Corp. whose common stock is registered with the Securities and Exchange Commission. Upon closing of the aforementioned merger and related financing, all of the outstanding principal amounts of the notes payable entered into during the quarter ended September 30, 2021 and prior, automatically, without the necessity of any action by the noteholder or the Company, were converted into securities of Laffin Acquisition Corp. (renamed ‘Guerrilla RF Inc.’ following the merger) (‘Laffin’). All accrued but unpaid interest on the notes payable entered into during the quarter ended September 30, 2021 and prior as of the effective date of conversion (October 22, 2021) were paid in cash to the noteholder within fifteen (15) business days following the conversion.

Long-term debt is summarized as of the following dates:

	September 30, 2021	December 31, 2020
Notes payable with associated warrants

Notes payable with quarterly interest only payment at 8%, maturing in December 2023, unsecured.	$985,514	$979,306

Notes payable with quarterly interest only payment at 8%, maturing in December 2022, unsecured.	997,931	991,722

Notes payable with quarterly interest only payment at 12%, maturing in May 2022, unsecured.	489,653	483,445
	2,473,098	2,454,473
Total notes payable with associated warrants

Notes payable with quarterly interest only payment at 12%, maturing in March 2022, unsecured.	1,750,000	1,750,000

Notes payable with quarterly interest only payment at 12%, maturing in September 2023, unsecured.	250,000	250,000

PPP loan with monthly payments beginning in May 2021 at 1.00% interest, maturing in April 2022, unsecured.	-	535,800

Note payable with monthly payments beginning in June 2021 at 3.75% interest, maturing in June 2050, secured by all tangible and intangible property.	149,900	149,900

Notes payable with quarterly interest only payment at 6%, maturing in March 2022, unsecured.	$1,613,599	-

Recourse factoring	744,756	850,000

Total notes payable	6,981,353	5,990,173

Less current portion	$(749,057)	$(1,297,611)

	$6,232,296	$4,692,562

Long-term debt is expected to mature as follows:

Three months ended December 31, 2021	$749,887
2022	4,854,584
2023	1,239,045
2024	3,666
2025	3,808
Thereafter	130,363
$6,981,353

Warrants

In connection with some parts of the debt described above, certain lenders were issued warrants that entitled such lenders to purchase up to 116,732 shares of pre-Merger Series E Preferred Stock at $2.57 per share.

In April 2018, the Company completed a Preferred Stock convertible note private offering in which 898,542 shares of pre-Merger Series E Preferred Stock were issued at $2.57 per share together with warrants to purchase an additional 77,821 shares of pre-Merger Series E Preferred Stock In consideration of funds advanced pursuant to a $1,000,000 promissory note accruing interest at 8% per annum from an existing investor, the Company issued warrants on June 1, 2018, for the purchase of 38,911 shares of pre-Merger Series E Preferred Stock (in total) at $2.57 per share with different termination dates.

Balances related to the debt and warrants for the year-ended December 31, 2020, and nine months ended September 30, 2021, are as follows:

	Carrying Value at December 31, 2020	Converted to equity	Accumulated Amortization of Debt Discount	Carrying Value at September 30, 2021
Notes payable	$2,500,000	$-	$-	$2,500,000
Discount on debt	(45,527)	-	18,625	(26,902)
Carrying value	$2,454,473	$-	$18,625	$2,473,098

8.	Common Stock and Convertible Preferred Stock

Common Stock

Pre-Merger, the Company was authorized to issue 8,484,000 shares of common stock with a par value of $0.001 per share. Each share of common stock entitled the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that applied to any outstanding preferred stock, holders of common stock were entitled to receive ratably any dividends that the Company’s pre-Merger Board of Directors could declare out of funds legally available for that purpose on a non-cumulative basis. No dividends have been declared through September 30, 2021.

The number of pre-Merger common stock shares reserved for certain equity transactions included:

Conversion of Preferred Stock	4,852,414
Stock options	1,140,551
Warrants	116,732
Total Common stock Shares Reserved	6,109,697

In connection with the Merger, as discussed in Note 12, the Company issued 2,975,000 shares of common stock to the former shareholders of Laffin Acquisition Corp. The Company paid $1.4 thousand to one unaccredited investor of Private Guerrilla RF in lieu of issuing shares.

Convertible Preferred Stock

Pre-Merger, the Company had utilized convertible preferred share issuances, convertible debt issuances, and convertible warrants from private investors to fund its business operations and growth. No dividend was payable on company pre-Merger common stock shares unless equivalent dividends were paid to shares of all classes of pre-Merger Preferred Stock. Pre-Merger preferred shares were convertible to pre-Merger common shares in all cases on a 1:1 basis, and all pre-Merger Preferred Stock shares had a par value of $0.001 per share.

Pre-Merger preferred shares have not been, and will not be, registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of the Securities Act of 1933, which depends upon, among other things, the bonafide nature of the investment intent and the accuracy of the Purchaser’s representations to the Company. Preferred Shares are “restricted securities” under applicable U.S. federal and state securities laws and, pursuant to these laws, purchasers must hold the shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Subject to certain exceptions, holders of pre-Merger Preferred Stock were entitled to a secondary right of first refusal prior to any sale of pre-Merger Common Stock by the Company’s founder (the “Key Holder”) subject to the Company’s first right of first refusal for the same Key Holder shares.

The shares of pre-Merger Preferred Stock were convertible 1:1 to pre-Merger Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events. The pre-Merger Preferred Stock would automatically convert to pre-Merger Common Stock (A) upon the closing of an underwritten public offering with a price of at least $10.00 per share of Common Stock (subject to adjustments for stock dividends, splits, combinations, and similar events) and net proceeds to the Company in excess of $37.5 million; or (B) upon the written consent of the holders of the majority of shares of pre-Merger Preferred Stock then outstanding.

Holders of pre-Merger Preferred Stock held certain preferences to elect three of the seven Company pre-Merger Board of Directors members as follows: (i) the holders of Series A, A-2, and C Preferred Stock were entitled to elect two Board of Directors members, with one being nominated by one specific preferred shareholder, and (ii) the holders of Series B, D and E Preferred Stock were entitled to elect one member of the Board of Directors. Two pre-Merger Board of Directors seats were elected exclusively by the holders of pre-Merger Common Stock, and the final two pre-Merger Board of Directors seats were elected by all holders of pre-Merger Common Stock and Preferred Stock.

After each offering of a class of pre-Merger Preferred Stock, the investors of that class of Preferred Stock were given a pro-rata right to participate in the next offering or issuance of capital based on their percentage equity ownership stock by the Company.

The following summarizes the issuances of pre-Merger Preferred Stock and from six series, A, A2, B, C, D, and E:

Series A

On June 26th, 2014, the Company authorized 1,050,000 shares of Series A Preferred Stock, 1,042,853 of which were issued and outstanding in a private placement at an issue price of $1 per share.

Series A-2

On February 13, 2015, the Company authorized 420,000 shares in a follow-on raise to the Series A preferred placement. As a result, the Company issued 412,735 of Series A-2 Preferred Stock which were issued in a private placement at an issue price of $1.21 per share.

Series B

On May 15, 2015, the Company issued 1,049,997 shares of Series B Preferred Stock at an issue price of $1.43 per share. In connection with this sale, investors were issued options to purchase an additional 350,000 shares of Series B Preferred Stock at any time during the 90 days after the Series B Preferred Stock offering. Each holder received the right to purchase as 1/3 share of Series B Preferred Stock for every share purchased.

Series C

On August 1, 2016, the Company issued 483,092 Series C Preferred Stock shares in a private placement at an issue price of $2.07 per share. The proceeds from the sale of Series C Preferred Stock to be used for working capital associated with the mass production of the Company’s products, continuing operations, and brand building activities, including print ads and increased sales travel.

In addition, holders of the Series C Preferred Stock, together with holders of the Series A Preferred Stock and Series A-1 Preferred Stock, shall be entitled to identify and select two of the five members of the Company’s Board of Directors.

Series D

On March 8, 2017, the Company issued 692,292 shares of Series D Preferred Stock in a private placement at an issue price of $2.57 per share. Based on their percentage equity ownership, investors were given a pro-rata right to participate in a future offering or issuance by the Company unless subsequently waived due to failure to exercise such rights.  The shares of Series D Preferred Stock will initially be convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events.

On March 27, 2017, the Company granted 58,366 warrants to two investors, with termination dates of January 1, 2023. (See Note 7 for additional details.)

Series E

On April 16, 2018, the Company issued 703,989 Series E Convertible Preferred Stock shares at $2.57. As a result of the Series E offering, the Company increased the number of authorized shares of Common Stock to 8,224,000 common shares and had increased the number of authorized shares of Preferred Stock to 5,042,000 preferred shares.

Based on their percentage equity ownership, investors in Series E were given a pro-rata right to participate in the Company’s future offering or issuance unless subsequently waived due to failure to exercise such rights.  The shares of Series E Preferred Stock were initially convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events.

As part of the Series E capital raise, the Company shareholders approved a loan transaction with the lead investor pursuant to which the Company could borrow up to $1,000,000 at an 8% interest rate commencing March 14, 2018, and in connection with such loan transaction, the Company could award warrants to the lead investor for additional Series E Preferred Shares at a strike price of $2.57 per share for up to an additional 38,911 shares of Series E Preferred Stock. (See Note 7 for further details)

For consideration of a $1,000,000 note at 12% interest from the investor, the Company issued warrants on June 1, 2018, and March 12, 2018, for the purchase of Series E Preferred Stock at $2.57 with a termination date of April 15, 2020. The warrants provided the right for the investor to purchase up to 194,553 shares of preferred shares. These warrants came with two different grant and maturity dates and an option to purchase additional preferred shares at $2.57 per share. (See Note 7 for further information)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of pre-Merger shares of Preferred Stock then outstanding were entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of pre-Merger Common Stock, an amount per share of existing series pre-Merger Preferred Stock equal to (i) existing series liquidation price, plus (ii) the amount of any dividends declared but unpaid thereon. The existing series liquidation price is $1.00 per share for all series of pre-Merger Preferred Stock, subject to appropriate adjustment as defined in the Company’s articles of incorporation. If upon any such liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of existing series pre-Merger Preferred Stock the full amount to which they shall be entitled, the holders of shares of existing series pre-Merger Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the existing series pre-Merger Preferred Stock shares.

In connection with the Merger, as discussed in Note 12, Laffin issued 14,334,750 shares of its common stock to holders of convertible preferred stock. No convertible preferred securities were outstanding as of October 22, 2021.

9.	Equity Incentive Plan

At the Effective Time of the Merger, Laffin assumed the Company’s 2014 Long-Term Stock Incentive Plan (“2014 Plan”). Upon adopting the 2014 Plan, 568,000 shares of pre-Merger Common Stock were authorized for issuance under the Plan. Subsequently, the Company’s pre-Merger stockholders approved an increase in the number of shares covered by the 2014 Plan to 1,260,000 pre-Merger shares. Stock option exercise prices range from $0.70 to $1.57 per share, depending on the date of the award. Options granted under the 2014 Plan may be granted only to Company employees and directors. The Board of Directors has the authority to determine to whom options will be granted, the number of options, the term, and the exercise price.

In connection with the Merger, Laffin adopted the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units, performance awards, cash awards, and stock bonus awards. Certain awards provide for accelerated vesting in the event of a change in control. Options issued may have a contractual life of up to 10 years and may be exercisable in cash or as otherwise determined by the Board of Directors. Vesting generally occurs over a period of not greater than four years.

Laffin initially reserved 222,991 shares of common stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding January 1, or a number as may be determined by our Board of Directors. In addition, the following shares of our common stock will be available for grant and issuance under our 2021 Plan:

●	shares subject to options granted under our 2021 Plan that cease to be subject to the option for any reason other than exercise of the option;

●	shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;

●	shares subject to awards granted under our 2021 Plan that otherwise terminate without shares being issued;

●	shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);

●	shares subject to awards under the 2021 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;

●	shares issuable upon the exercise of options or subject to other awards under the 2014 Plan that cease to be subject to such options or other awards by forfeiture or otherwise after the effective date of the 2021 Plan;

●	shares issued pursuant to outstanding awards under the 2014 Plan that are forfeited or repurchased by us at the original issue price after the effective date of the 2021 Plan; and,

●	shares subject to awards under the 2014 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

The material terms of the 2021 Plan in summary form can be found in our Form 8-K filed October 27, 2021, and a complete description of all provisions of the 2021 Plan in its entirety is included as Exhibit 10.12 hereto.

The Company recorded share-based compensation expense by the straight-line method over the vesting period. Compensation expense (unaudited) recorded for options in the condensed statements of operations was $2,527, and $15,232 for the three months ended September 30, 2021, and the nine months ended September 30, 2021, respectively. Unrecognized compensation costs (unaudited) related to non-vested options at September 30, 2021, amounted to $76,154, which are expected to be recognized over four years.

No income tax benefits have been recognized in the condensed statements of operations for stock-based compensation arrangements, and no stock-based compensation costs have been capitalized as property and equipment through September 30, 2021.

The fair value of options is estimated using the Black-Scholes option-pricing model, which considers inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield. The fair value of each grant of options during the nine months ended September 30, 2021, was determined using the methods and assumptions discussed below.

●	The expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

●	The expected volatility is based on the historical volatility of the publicly traded common stock of a peer group of companies.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	The expected dividend yield is none because the Company has not historically paid and does not expect to pay a dividend on its ordinary shares for the foreseeable future.

For the nine months ended September 30, 2021, and 2020, the fair value of options granted was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended September 30, (unaudited)
	2021	2020
Expected term (in years)	6.25	5
Expected volatility	67.4%	45.0%
Risk-free rate	0.11%	1.87%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $2.86 and $0.36 during the nine months ended September 30, 2021, and 2020, respectively.

The following table summarizes stock option activity under the 2021 Plan for the nine months ended September 30, 2021:

	Number of	Weighted- Average Exercise	Weighted- Average Remaining Contractual
	Shares under Option Plan	Price per Option	Life (in years)
Outstanding at December 31, 2020	1,086,317	$1.08	6.68
Granted	28,000	$2.86
Exercised	(37,816)	$0.98
Forfeited and expired	(11,434)	$1.02
Outstanding at September 30, 2021	1,065,067	$1.12	6.55
Exercisable at September 30, 2021	946,756	$0.99	6.55
Vested and expected to vest at September 30, 2021	946,756	$0.99	6.55

There were 37,816 options exercised during the nine months ended September 30, 2021. The options exercised during the nine months ended September 30, 2021, had an intrinsic value of approximately $166 thousand. The aggregate intrinsic value of options outstanding and options exercisable as of September 30, 2021, were $4.52 million and $4.15 million, respectively. At September 30, 2021, future stock-based compensation for options granted and outstanding of $146 thousand will be recognized over a remaining weighted-average requisite service period of 1.89 years.

10.	Commitments and Contingencies

Lease Commitments

The Company leases its facilities in Greensboro, North Carolina, under a lease agreement that expires in June 2024. The lease agreement allows for early cancellation with a penalty dependent upon providing the landlord advance notice of at least six months. Under the operating lease agreement terms, the Company is responsible for certain insurance and maintenance expenses. In addition, the lease agreement contains scheduled rent increases. The related rent expense for the lease is expensed as paid, which is immaterially different from that determined on a straight-line basis according to the rental terms of the lease. Rent expense was $32,473 and $31,836 during the three months ended September 30, 2021, and 2020, respectively, and $96,145 and $94,260 during the nine months ended September 30, 2021, and 2020, respectively.

The Company also leases software and equipment under capital leases expiring through November 2025. Rent payments under all capital leases were $76,005 and $0 during the nine months ended September 30, 2021, and 2020, respectively. Rent payments under all operating leases were $96,145 and $94,260 during the nine months ended September 30, 2021, and 2020, respectively.

As of September 30, 2021, future minimum rental payments under all non-cancelable leases are as follows:

2021 (remaining three months)	$32,473
2022	131,191
2023	133,814
2024	67,569
Total	$365,047

Office Facilities Expansion

In July 2021, the Company entered into an operating lease agreement for additional office facilities in Greensboro, North Carolina, which has an estimated expiration date in June 2031, pending the date of when the Company begins occupancy. The lease agreement is contingent on the Company completing equity financing at a level acceptable to the landlord.

If either party terminates the lease pursuant to the equity financing contingency terms outlined in the lease, the landlord may recover from the Company, in addition to all other amounts owing before the date of termination under the lease, an amount equal to the actual out of pocket costs incurred by landlord, including but not limited to reasonable attorneys’ fees, leasing commissions (if any), plan preparation, and other costs (inclusive of the expenses to third parties who are affiliated with the landlord) the landlord has incurred in association with negotiating the lease and preparing for the Company’s occupancy.

Before the termination of the lease under the equity financing contingency terms, the landlord shall provide the Company with advance notice of third-party costs to be incurred by the landlord for which the landlord may seek reimbursement.  Under the operating lease agreement terms, the Company is responsible for certain insurance and maintenance expenses.  In addition, the lease agreement contains scheduled rent increases.  The related rent expense for the lease is calculated on a straight-line basis according to the lease’s rental terms, and the Company will not remit any scheduled lease payments until it occupies the building.

Legal

In the normal course of business, the Company may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s condensed interim financial position or results of operations. As a result, no liability related to such claims has been recorded at September 30, 2021, or December 31, 2020, respectively.

Indemnification Agreements

From time to time, in the normal course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Management believes any liability arising from these agreements will not be material to the unaudited interim condensed financial statements. As a result, no liability for these agreements has been recorded at September 30, 2021, or December 31, 2020.

Employment Agreement

The Company has an employment agreement with one Company executive. This employment agreement was entered into effective as of January 1, 2020. The employment is at-will, and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. The terms of the agreement stipulate compensation, benefits, specific restrictive covenants, and Company obligations upon termination of the employment agreement, including severance pay.

11.	Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the 401(k) plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the 401(k) plan are at the discretion of the Board of Directors. During the three months ended September 30, 2021, and 2020 the Company made contributions of $54,615 and $41,615, respectively, and $131,496 and $112,996 for the nine months ended September 30, 2021, and 2020, respectively, to the 401(k) plan.

12.	Subsequent Events

Management has evaluated subsequent events occurring after September 30, 2021, through November 12, 2021, the date the unaudited condensed interim financial statements were available to be issued.

Merger Agreement

On October 22, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Laffin Acquisition Corp. (“Laffin”) and Laffin’s wholly-owned subsidiary, Guerrilla RF Acquisition Co. (“Acquisition Sub”). Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Effective Date”), Acquisition Sub merged with and into the Company in a “reverse merger” transaction (“Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Laffin.

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the Company is the acquirer for financial reporting purposes. Laffin is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combination.  At the time of the Merger, each of the Company’s shares of common and preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of Laffin common stock. Additionally, outstanding convertible notes payable were converted to shares of Laffin common stock.

Also, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of the Company’s common stock issued and outstanding immediately prior to the closing of the Merger under the Company’s 2014 Long Term Stock Incentive Plan were assumed and converted into options to purchase 3,146,366 shares of Laffin common stock.

Following the consummation of the Merger, the Company changed its name to “Guerrilla RF Operating Corporation,” and Laffin changed its name to “Guerrilla RF, Inc.”

Notes Payable

Subsequent to September 30, 2021, the Company entered into debt agreements with investors totaling $175,000, with an interest rate of 6% per annum maturing in 2022. These debt arrangements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, principal is paid in its entirety at the respective maturity date or upon conversion as below described. In addition, all such debt agreements could be prepaid by the Company without any penalty.

Upon successful closing of the aforementioned Merger and the private placement Offering, described below, all of the outstanding principal amounts of the new notes payable automatically, without the necessity of any action by the noteholders or the Company, were converted into securities of Laffin. All accrued but unpaid interest on the notes payable mentioned above as of the Effective Date, October 22, 2021, were paid in cash to the noteholder within fifteen (15) business days of October 22, 2021.

Private Placement Offering

Following the Effective Date of the Merger Agreement, Laffin sold 3,583,050 shares of common stock pursuant to an initial closing of a private placement offering for up to 7,500,000 shares of common stock (plus up to an additional 2,500,000 shares of common stock to cover over-subscriptions in the event the private placement offering is oversubscribed) at a purchase price of $2.00 per share (the “Offering”) for aggregate gross proceeds of $7.2 million before deducting placement agent fees and expenses, which are estimated at $731 thousand. On November 5, 2021, Laffin sold 1,221,000 additional shares of common stock pursuant to an additional closing of the Offering (the “Additional Closing”) for aggregate gross proceeds of $2.4 million (before deducting placement agent fees and expenses which are estimated at $261 thousand). In connection with these closings, the placement agents also received warrants to purchase 268,580 shares of the Company’s common stock with a term of five years and an exercise price of $2.00 per share. Following the final closing, the placement agents will also receive 275,000 shares of common stock.